Right Management Consultants, Inc.

            Exhibit 11 - Consolidated Earnings Per Share Calculation

               For the Three and Six Month Periods Ended June 30,

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
                                          Three Months Ended,            Six Months Ended,
                                               June 30,                      June 30,
                                         1995           1994           1995           1994
                                     (Unaudited)    (Unaudited)    (Unaudited)    (Unaudited)
Earnings per common share
Primary and Fully Diluted EPS:


Net income                            $1,879,000     $1,413,000     $3,601,000     $2,733,000
                                      ==========     ==========     ==========     ==========

Weighted average number of shares
issued and outstanding                 2,651,000      2,635,000      2,646,000      2,625,000

Dilutive effect (excess of number
of shares issuable over number
of shares assumed to be
using the average market price
during the period) of outstanding
options and restricted stock             121,000         65,000        113,000         81,000
                                      ----------     ----------     ----------     ----------



Adjusted weighted average number
of shares outstanding                  2,772,000      2,700,000      2,759,000      2,706,000
                                       =========      =========      =========      =========

Earnings per common share             $     0.68     $     0.52     $     1.31     $     1.01
                                      ==========     ==========     ==========     ==========
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